Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Meredith Gremel
Executive Vice President & COO	Vice President Corporate Affairs and Communications
(616) 878-8793	(616) 878-2830

SpartanNash Announces Fourth Quarter and Fiscal Year 2014 Financial Results

Reported Fourth Quarter EPS from Continuing Operations Improved to $0.32 per Diluted Share; Adjusted EPS from Continuing Operations Increased 58 Percent to $0.49 per Diluted Share, Exceeding Expectations

Merger Integration Remains On-Track

GRAND RAPIDS, MICHIGAN – March 3, 2015 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 13-week fourth quarter and 53-week year ended January 3, 2015. The prior-year quarter and fiscal year periods included 11 and 51 weeks, respectively, as a result of the change in the Company’s fiscal year end from the last Saturday in March to the Saturday nearest to December 31.  The period end date for the prior year consolidated financial statements was December 28, 2013, differing from the current year by one week.  Additionally, the merger with Nash-Finch Company (“Nash-Finch”) was completed on November 19, 2013, thus the prior year fourth quarter and year-to-date period only included six weeks of Nash-Finch operations.

Fourth Quarter Results

Consolidated net sales for the thirteen-week fourth quarter increased 73.9 percent to $1.96 billion compared to $1.13 billion in the 11-week quarter last year. The increase was primarily due to $0.7 billion in higher sales generated as a result of the November 2013 merger with Nash Finch and the two extra weeks in this year’s fourth quarter compared to the prior year, partially offset by lost sales related to store closures.  The 53rd week contributed $135.2 million of consolidated net sales.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) increased 60.6 percent to $55.3 million, or 2.8 percent of net sales, when including the 53rd week, and increased 49.9 percent to $51.7 million, or 2.8 percent of net sales, excluding the 53rd week, compared to $34.5 million, or 3.1 percent of net sales last year. Adjusted EBITDA is a non-Generally Accepted Accounting Principles (GAAP) financial measure. Please see the financial tables at the end of this press release for a reconciliation of Adjusted EBITDA to operating earnings, and a reconciliation of each other non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Reported operating earnings were $21.0 million compared to a loss of $13.1 million for the prior year quarter. The increase was primarily due to benefits from the merger, reduced merger and integration expenses, lower asset impairment and restructuring charges as well as the extra two weeks of operations, partially offset by higher pension settlement accounting charges and higher LIFO expense.

Adjusted earnings from continuing operations for the fourth quarter were $18.5 million, or $0.49 per diluted share on approximately 37.6 million shares outstanding, when including the 53rd week, and $16.5 million, or $0.44 per diluted share, when excluding the 53rd week, compared to $9.4 million, or $0.31 per diluted share on approximately 30.1 million shares outstanding last year. For the fourth quarter of fiscal 2014, adjusted earnings from continuing operations excludes net after-tax charges of $0.17 per diluted share related to merger integration expenses, asset impairment and restructuring charges primarily associated with store closures planned for fiscal 2015, pension settlement accounting charges, and the net benefit associated with a favorable settlement of an unrecognized tax liability established in previous years. For the prior year fourth quarter, adjusted earnings from continuing operations excluded net after-tax charges of $0.79 per diluted share, related to merger and integration expenses, net asset impairment and restructuring charges, other one-time and non-cash expenses, and the favorable settlement of an unrecognized tax liability established in a previous year. Adjusted earnings from continuing operations is a non-GAAP operating financial measure. Reported earnings from continuing operations for the fourth quarter of fiscal 2014 were $12.0 million, or $0.32 per diluted share, compared to a loss of $14.5 million, or $(0.48) per diluted share, in the prior year quarter, primarily due to the factors previously mentioned.

“We are very pleased with our year-end results and the progress we have made in the first year of operations as SpartanNash,” stated Dennis Eidson, SpartanNash's President and Chief Executive Officer. “We returned our Michigan supermarkets to positive comparable store sales growth, delivered better than expected adjusted earnings from operations and achieved key integration milestones. Our strategic and competitive positioning continues to strengthen as we increase our operating efficiencies and begin to launch our programs, which is allowing us to develop impactful solutions and drive value for our existing customers and partners and build a strong sales pipeline of new business. We look forward to continuing on this progress and once again growing our sales and earnings in the coming year.”

Gross profit margin for the fourth quarter was 14.4 percent compared to 16.3 percent in the prior year. The change in gross profit margin rate primarily reflects the change in segment mix of the Company's operations due to the merger.

Fourth quarter operating expenses would have been $232.5 million, or 12.7 percent of net sales, compared to $164.6 million, or 14.6 percent of net sales, in the same quarter last year, if the 53rd week and charges related to the merger and integration expenses, asset impairment and restructuring charges, pension settlement accounting charges and other non-cash adjustments were excluded in both periods. The higher expenses were due to the inclusion of Nash Finch's operations for the full quarter this year, partially offset by the impact of merger synergies and closed stores.  The decrease in the rate to sales was due primarily to the change in mix of the Company's segments, store closures and merger synergies. Reported operating expenses for the fourth quarter of fiscal 2014 were $261.2 million, or 13.3 percent of sales, compared to $197.0 million, or 17.5 percent of sales, in the fourth quarter last year.

Food Distribution Segment

Net sales for the food distribution segment increased 80.0 percent to $853.1 million in the fourth quarter from $473.9 million for the fourth quarter last year. The increase in sales was primarily due to $297.0 million in sales from Nash Finch being included for the full quarter this year and the extra two weeks of sales compared to the prior year. The 53rd week contributed $56.5 million of sales.

Fourth quarter adjusted operating earnings for the food distribution segment were $20.6 million, when including the 53rd week, and $19.5 million, when excluding the 53rd week, compared to adjusted operating earnings of $14.6 million in the same period last year.  In the current year fourth quarter, adjusted operating earnings exclude $4.5 million of pre-tax merger integration expenses, asset impairment and restructuring gains, and other one-time and non-cash expenses.  The prior year fourth quarter excludes $18.7 million of pre-tax merger integration and other one-time expenses. The increase in adjusted operating earnings was due to increased sales volume from Nash Finch’s distribution operations for the full quarter this year and merger synergies, partially offset by higher LIFO expense compared to the same period last year. Adjusted operating earnings is a non-GAAP operating financial measure. Reported operating earnings for the fourth quarter of fiscal year 2014 were $16.1 million compared to an operating loss of $4.1 million in the prior year fourth quarter. The 53rd week contributed $1.1 million in reported operating earnings.

Retail Segment

Net sales for the retail segment increased 34.0 percent to $544.1 million in the fourth quarter of fiscal 2014 from $406.0 million for the fourth quarter last year, primarily due to $89.3 million in sales generated as a result of the merger, the two extra weeks of sales and a 0.4 percent increase in comparable store sales, excluding fuel. These gains were partially offset by $18.0 million in lower sales due to the closure of certain stores and lower retail fuel prices compared to the prior year. Comparable store sales excluding the impact of the contributions from the merger would have increased approximately 0.8 percent.  Total retail sales for the 53rd week were $41.8 million.

Fourth quarter adjusted operating earnings for the retail segment were $7.7 million, when including the 53rd week, and $5.7 million, when excluding the 53rd week, compared to adjusted operating earnings of $2.8 million in the prior year fourth quarter.  In the current year fourth quarter, adjusted operating earnings excludes $8.5 million of non-cash pre-tax merger integration expenses, asset impairment and restructuring charges, and other one-time and non-cash expenses.  The prior year fourth quarter excludes $13.6 million of pre-tax merger and integration expenses, asset impairment and restructuring gains, and other one-time and non-cash expenses. The improvement in adjusted operating earnings was primarily the result of merger synergies and the store closures. Reported operating loss in the retail segment was $0.8 million compared to an operating loss of $10.8 million in the prior year quarter.  The 53rd week contributed $2.0 million in operating earnings.

During the fourth quarter, the Company completed three major remodels and closed three stores. SpartanNash ended the quarter with 162 corporate owned stores and 29 fuel centers.

Military Segment

Net sales for the Company's military segment were $565.4 million compared to $248.6 million in the prior year period, due to the inclusion of only six weeks of Nash Finch operations last year. The 53rd week contributed $36.9 million of net sales.

Adjusted operating earnings for the military segment were $5.9 million, when including the 53rd week, and $5.3 million when excluding the 53rd week, compared to $1.9 million in the prior year quarter.  In the current year fourth quarter, adjusted operating earnings exclude merger and integration expenses and other one-time and non-cash expenses of $0.1 million.  Reported operating earnings in the military segment were $5.8 million for the fourth quarter of fiscal 2014 compared to $1.9 million in the prior year quarter.  The 53rd week contributed $0.6 million in operating earnings.

Balance Sheet and Cash Flow

The Company continued to report strong levels of net cash provided by operating activities, generating $139.1 million for fiscal year 2014, primarily due to contributions from the merger and related synergies.

As a result of the strong cash flow generation, the Company continued to repurchase shares of its common stock. Shares repurchased during the fourth quarter of fiscal 2014 and full year fiscal 2014 were 125,000 and 246,000, respectively. As of January 3, 2015, the Company had $21.3 million available for future share repurchases under its $50.0 million repurchase program which expires May 17, 2016.

Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company was $563.8 million as of January 3, 2015 compared to $596.4 million at December 28, 2013, demonstrating the Company’s commitment to reducing leverage. The Company's total net long-term debt-to-capital ratio is 0.43-to-1.0 and net long-term debt to Adjusted EBITDA is 2.40-to-1.0 as of January 3, 2015. Net long-term debt is a non-GAAP financial measure. Long-term debt and capital lease obligations, including current maturities, were $570.3 million at January 3, 2015 compared to $605.7 million at December 28, 2013.

The Company believes that cash flow from operating activities and the $406.8 million of excess availability under its revolving credit facility will support its operational and strategic initiatives for fiscal 2015.

Fiscal Year 2014 Results

For the 53-week fiscal 2014 full year, consolidated net sales increased 148.2 percent to $7.9 billion compared to $3.2 billion for the 51 week period ended December 28, 2013. The 53rd week contributed $135.2 million in consolidated sales. Comparable store sales, excluding fuel, increased 0.9 percent in fiscal 2014. Adjusted EBITDA for fiscal 2014 was $234.4 million, or 3.0 percent of net sales, when including the 53rd week, and $230.8 million, or 3.0 percent of net sales, when excluding the 53rd week, compared to $126.9 million, or 4.0 percent of net sales last year. The change in the Adjusted EBITDA rate to net sales is primarily due to the change in segment mix of the Company’s operations post-merger.

Adjusted earnings from continuing operations for fiscal 2014 were $69.9 million, or $1.85 per diluted share, including the 53rd week, and $67.9 million, or $1.80 per diluted share, excluding the benefit of the 53rd week.  Adjusted earnings from continuing operations for fiscal 2014 exclude net after-tax charges of $10.8 million, primarily related to merger integration expenses and asset impairment, restructuring charges and other non-cash charges. Adjusted earnings from continuing operations for fiscal 2013, a 51-week year, were $40.2 million, or $1.70 per diluted share, excluding merger expenses, asset impairment and restructuring charges and debt extinguishment charges.  Reported earnings from continuing operations for fiscal 2014 were $59.1 million, or $1.57 per diluted share, compared to $9.2 million, or $0.39 per diluted share, in the prior year, primarily due to the factors previously mentioned. The 53rd week contributed $2.0 million in reported earnings from continuing operations, or $0.05 per diluted share.

For fiscal 2014 depreciation and amortization totaled $87.0 million, interest expense totaled $24.4 million and capital expenditures totaled $90.0 million.

Outlook

Mr. Eidson continued, “We are pleased with the progress we have made in our first year of operations as SpartanNash and with all that our team has accomplished. In fiscal 2015, we expect to continue to grow our business while significantly upgrading our retail systems and facilities. We will continue to leverage our strong business model and have a number of initiatives designed to drive sales and earnings across business segments. However, we expect that folding in the stores acquired in the merger with Nash Finch will create negative headwinds on our comparable stores sales and that lower center store inflation along with the very favorable winter weather in the first quarter of fiscal 2014 will result in our first quarter operational results approximating the first quarter of last year for adjusted earnings from continuing operations.   We anticipate our financial performance will improve sequentially as we cycle the favorable winter weather experienced in the first quarter last year, benefit from the remodels completed in fiscal 2014 and first half of fiscal 2015 and rollout of our merchandising, pricing and promotional programs to all stores. We plan to complete a total of nine major remodels and store re-banners in fiscal 2015, with six scheduled for the first half of the year, and anticipate these will lead to improved sales in the second half of the year. We also remain focused on improving the efficiency of our operations and intend to close up to ten stores in fiscal 2015 as part of the optimization of our overall store base. Additionally, we will consolidate one of our warehouse facilities in the first quarter. We are confident that our long-term strategic plan will enable us to continue to expand our market share and deliver shareholder value.”

For fiscal 2015, the Company expects to see growth in year-over-year sales in both the food distribution and military segments and anticipates comparable store sales to be in the range of slightly negative to slightly positive.  Our expectations for comparable stores sales reflect the significant winter weather benefit in the first quarter last year, anticipated lack of center store inflation, and inclusion of the stores acquired in the merger with Nash Finch. The Company anticipates adjusted earnings per share from continuing operations of approximately $1.89 to $1.98, excluding merger integration costs and other one-time expenses and gains. For purposes of comparison, the Company’s similarly adjusted earnings per share were $1.80 in fiscal 2014 when adjusted to a 52-week basis.  The extra week in the current year fourth quarter contributed $135.2 million in consolidated net sales and $0.05 in adjusted earnings per share.

The Company expects capital expenditures for fiscal year 2015 to be in the range of $75.0 million to $80.0 million, with depreciation and amortization of approximately $86.0 million to $90.0 million and total interest expense of approximately $23.5 to $25.0 million.

As a reminder, the Company’s fiscal year end was changed from the last Saturday in March to the Saturday nearest to December 31, effective beginning with the transition period ended December 28, 2013. Beginning with fiscal 2014, the Company's interim quarters consisted of 12 weeks except for the first quarter, which consisted of 16 weeks, and fiscal 2015 will consist of 52 weeks.

Executive Promotions

SpartanNash also announced today that it has promoted two Executive Vice Presidents to key positions within the Company. Dave Staples, SpartanNash’s current Executive Vice President  and Chief Financial Officer, has been appointed Chief Operating Officer, and Derek Jones, Executive Vice President, Food Distribution, has been promoted to President, Wholesale and Distribution Operations.  Both appointments are effective March 1, 2015.  The Company has initiated recruiting efforts for a Chief Financial Officer and Mr. Staples will continue to serve as CFO until his successor is determined.

Conference Call

A telephone conference call to discuss the Company’s fourth quarter of fiscal 2014 financial results is scheduled for 9:00 a.m. Eastern Time, Wednesday, March 4, 2015. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com.  Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is the largest food distributor serving military commissaries and exchanges in the United States, in terms of revenue. The Company’s core businesses include distributing food to military commissaries and exchanges and independent and corporate-owned retail stores located in 44 states and the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. SpartanNash currently operates 162 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Markets, Family Fresh, No Frills, Bag 'n Save, Sun Mart and Econofoods.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected benefits of the merger and statements preceded by, followed by or that otherwise include the words "outlook," "optimistic," "committed," "anticipates", "appears" "believe," "continue," "expects," "look forward ," "guidance," "target," "opportunities," “design,” “focus,” “look forward,” "confident" "position," "taking steps," "intend," "seek", or "plan" or similar expressions or that an event or trend "may," "will" or is "likely to" occur, or is "beginning." Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the combined company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties related to the merger include, but are not limited to, the successful integration of Spartan Stores' and Nash Finch's business and the combined company's ability to compete in the highly competitive grocery distribution and retail grocery industry. Additional information concerning these and other risks is contained in Spartan Stores' and Nash Finch's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, the merger, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(In thousands, except per share data)

(Unaudited)

	13 Weeks and 11 Weeks Ended		53 Weeks and 51 Weeks Ended
	January 3,	December 28,	January 3,		December 28,
	2015	2013	2015		2013
Net sales	$1,962,589	$1,128,548	$7,916,062		$3,190,039
Cost of sales	1,680,376	944,626	6,759,988		2,570,516
Gross profit	282,213	183,922	1,156,074		619,523

Operating expenses
Selling, general and administrative	230,353	153,622	935,393		499,436
Merger transaction and integration	4,547	13,982	12,675		20,993
Restructuring and asset impairment	6,233	14,657	6,166		16,877
Depreciation and amortization	20,073	14,738	86,994		46,664
Total operating expenses	261,206	196,999	1,041,228		583,970

Operating earnings (loss)	21,007	(13,077)	114,846		35,553
Non-operating expense (income)
Interest expense	5,998	3,998	24,414		11,830
Non-cash convertible debt interest	—	—	—		379
Debt extinguishment	—	5,527	—		8,289
Other, net	(21)	(7)	(17)		(27)
Total non-operating expense, net	5,977	9,518	24,397		20,471

Earnings (loss) before income taxes and discontinued operations	15,030	(22,595)	90,449		15,082
Income taxes	2,993	(8,136)	31,329		5,914
Earnings (loss) from continuing operations	12,037	(14,459)	59,120		9,168

Loss from discontinued operations, net of taxes	(166)	(297)	(524)		(725)
Net earnings (loss)	$11,871	$(14,756)	$58,596		$8,443

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.32	$(0.48)	$1.57		$0.39
Loss from discontinued operations	—	(0.01)	(0.01)		(0.03)
Net earnings (loss)	$0.32	$(0.49)	$1.56		$0.36

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.32	$(0.48)	$1.57		$0.39
Loss from discontinued operations	—	(0.01)	(0.02)	*	(0.03)
Net earnings (loss)	$0.32	$(0.49)	$1.55		$0.36

Weighted average shares outstanding:
Basic	37,528	29,955	37,641		23,575
Diluted	37,628	29,955	37,710		23,664

*Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 3, 2015	December 28, 2013
Assets
Current assets
Cash and cash equivalents	$6,443	$9,216
Accounts and notes receivable, net	282,697	285,393
Inventories, net	577,197	589,497
Prepaid expenses and other current assets	31,882	38,423
Property and equipment held for sale	15,180	440
Total current assets	913,399	922,969

Property and equipment, net	597,150	628,482
Goodwill	297,280	299,186
Other assets, net	124,453	133,014

Total assets	$1,932,282	$1,983,651

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$320,037	$365,584
Accrued payroll and benefits	73,220	81,175
Other accrued expenses	44,690	50,789
Deferred income taxes	22,494	19,909
Current maturities of long-term debt and capital lease obligations	19,758	7,345
Total current liabilities	480,199	524,802

Long-term liabilities
Deferred income taxes	91,232	86,750
Postretirement benefits	23,701	22,009
Other long-term liabilities	39,387	44,898
Long-term debt and capital lease obligations	550,510	598,319
Total long-term liabilities	704,830	751,976

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 37,524 and 37,371 shares outstanding	520,791	518,056
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(11,655)	(8,794)
Retained earnings	238,117	197,611
Total shareholders’ equity	747,253	706,873

Total liabilities and shareholders’ equity	$1,932,282	$1,983,651

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	53 Weeks and 51 Weeks Ended
	January 3, 2015	December 28, 2013
Cash flows from operating activities
Net cash provided by operating activities	$139,073	$97,055
Net cash used in investing activities	(81,687)	(65,602)
Net cash used in financing activities	(59,962)	(30,676)
Net cash used in discontinued operations	(197)	(521)
Net (decrease) increase in cash and cash equivalents	(2,773)	256
Cash and cash equivalents at beginning of period	9,216	8,960
Cash and cash equivalents at end of period	$6,443	$9,216

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings (Loss) by Segment

(In thousands)

(Unaudited)

	13 Weeks and 11 Weeks Ended				53 Weeks and 51 Weeks Ended
	January 3, 2015		December 28, 2013		January 3, 2015		December 28, 2013
Military Segment:
Net sales	$565,390	28.8%	$248,643	22.0%	$2,275,512	28.7%	$248,643	7.8%
Operating earnings	$5,765		$1,901		$21,721		$1,901
Food Distribution Segment:
Net sales	$853,115	43.5%	$473,900	42.0%	$3,356,331	42.4%	$1,352,691	42.4%
Operating earnings (loss)	$16,089		$(4,131)		$54,802		$11,388
Retail Segment:
Net sales	$544,084	27.7%	$406,005	36.0%	$2,284,219	28.9%	$1,588,705	49.8%
Operating earnings (loss)	$(847)		$(10,847)		$38,323		$22,264
Total:
Net sales	$1,962,589	100.0%	$1,128,548	100.0%	$7,916,062	100.0%	$3,190,039	100.0%
Operating earnings (loss)	$21,007		$(13,077)		$114,846		$35,553

Table 2: Reconciliation of Operating Earnings (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)

(Unaudited)	13 Weeks and 11 Weeks Ended		53 Weeks and 51 Weeks Ended
(In thousands)	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Operating earnings (loss)	$21,007	$(13,077)	$114,846	$35,553
Adjustments:
LIFO expense (income)	527	(134)	5,604	279
Depreciation and amortization	20,073	14,738	86,994	46,664
Restructuring and asset impairment charges	6,233	14,657	6,166	16,877
Expenses related to merger transaction and integration	4,547	13,982	12,675	20,993
Pension settlement accounting	1,578	621	1,578	621
Incremental incentive compensation on tax planning benefit	900	-	900	-
Non-cash stock compensation and other	474	3,672	5,679	5,957
Adjusted EBITDA, including 53rd week	55,339	34,459	234,442	126,944
53rd week	(3,673)	-	(3,673)	-
Adjusted EBITDA, excluding 53rd week	$51,666	$34,459	$230,769	$126,944
Reconciliation of operating earnings to adjusted EBITDA
by segment:
Military:
Operating earnings	$5,765	$1,901	$21,721	$1,901
Adjustments:
LIFO expense	70	-	1,262	-
Depreciation and amortization	2,770	1,412	11,350	1,412
Expenses related to merger transaction and integration	-	-	27	-
Pension settlement accounting	67	-	67	-
Incremental incentive compensation on tax planning benefit	87	-	87	-
Non-cash stock compensation and other	55	(6)	502	(6)
Adjusted EBITDA, including 53rd week	8,814	3,307	35,016	3,307
53rd week	(573)	-	(573)	-
Adjusted EBITDA, excluding 53rd week	$8,241	$3,307	$34,443	$3,307
Food Distribution:
Operating earnings (loss)	$16,089	$(4,131)	$54,802	$11,388
Adjustments:
LIFO expense (income)	342	(33)	2,893	(232)
Depreciation and amortization	6,711	4,037	29,816	9,306
Restructuring and asset impairment (gains) charges	(1,270)	599	(241)	599
Expenses related to merger transaction and integration	4,547	13,982	12,644	20,993
Pension settlement accounting	801	236	801	236
Incremental incentive compensation on tax planning benefit	485	-	485	-
Non-cash stock compensation and other	146	2,372	2,969	3,656
Adjusted EBITDA, including 53rd week	27,851	17,062	104,169	45,946
53rd week	(1,132)	-	(1,132)	-
Adjusted EBITDA, excluding 53rd week	$26,719	$17,062	$103,037	$45,946
Retail:
Operating (loss) earnings	$(847)	$(10,847)	$38,323	$22,264
Adjustments:
LIFO expense (income)	115	(101)	1,449	511
Depreciation and amortization	10,592	9,289	45,828	35,946
Restructuring and asset impairment charges	7,503	14,058	6,407	16,278
Expenses related to merger transaction and integration	-	-	4	-
Pension settlement accounting	710	385	710	385
Incremental incentive compensation on tax planning benefit	328	-	328	-
Non-cash stock compensation and other	273	1,306	2,208	2,307
Adjusted EBITDA, including 53rd week	18,674	14,090	95,257	77,691
53rd week	(1,968)	-	(1,968)	-
Adjusted EBITDA, excluding 53rd week	$16,706	$14,090	$93,289	$77,691

Notes: Consolidated adjusted EBITDA is a non-GAAP operating financial measure that we define as operating earnings (loss) plus depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of SpartanNash and costs associated with the closing of operational locations.

We believe that adjusted EBITDA provides a meaningful representation of our operating performance for SpartanNash as a whole and for our operating segments. We consider adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of our military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers, and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings (loss), cash flows from operating activities and other income or cash flow statement data. Our definition of adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings (Loss) to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)

(Unaudited)	13 Weeks and 11 Weeks Ended		53 Weeks and 51 Weeks Ended
(In thousands)	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Operating earnings (loss)	$21,007	$(13,077)	$114,846	$35,553
Adjustments:
Asset impairment and restructuring charges	6,233	14,657	6,166	16,877
Expenses related to merger transaction and integration	4,547	13,982	12,675	20,993
Stock compensation modifications	-	4,174	-	4,174
Pension settlement accounting	1,578	621	1,578	621
Incremental incentive compensation on tax planning benefit	900	-	900	-
Gain on sale of assets	-	(1,038)	-	(1,038)
Adjusted operating earnings, including 53rd week	34,265	19,319	136,165	77,180
53rd week	(3,673)	-	(3,673)	-
Adjusted operating earnings, excluding 53rd week	$30,592	$19,319	$132,492	$77,180
Reconciliation of operating earnings to adjusted operating earnings by segment:
Military:
Operating earnings	$5,765	$1,901	$21,721	$1,901
Adjustments:
Expenses related to merger transaction and integration	-	-	27	-
Pension settlement accounting	67	-	67	-
Incremental incentive compensation on tax planning benefit	87	-	87	-
Adjusted operating earnings, including 53rd week	5,919	1,901	21,902	1,901
53rd week	(573)	-	(573)	-
Adjusted operating earnings, excluding 53rd week	$5,346	$1,901	$21,329	$1,901
Food Distribution:
Operating earnings (loss)	$16,089	$(4,131)	$54,802	$11,388
Adjustments:
Asset impairment and restructuring (gains) charges	(1,270)	599	(241)	599
Expenses related to merger transaction and integration	4,547	13,982	12,644	20,993
Stock compensation modifications	-	3,961	-	3,961
Pension settlement accounting	801	236	801	236
Incremental incentive compensation on tax planning benefit	485	-	485	-
Adjusted operating earnings, including 53rd week	20,652	14,647	68,491	37,177
53rd week	(1,132)	-	(1,132)	-
Adjusted operating earnings, excluding 53rd week	$19,520	$14,647	$67,359	$37,177
Retail:
Operating (loss) earnings	$(847)	$(10,847)	$38,323	$22,264
Adjustments:
Asset impairment and restructuring charges	7,503	14,058	6,407	16,278
Expenses related to merger transaction and integration	-	-	4	-
Stock compensation modifications	-	213	-	213
Pension settlement accounting	710	385	710	385
Incremental incentive compensation on tax planning benefit	328	-	328	-
Gain on sale of assets	-	(1,038)	-	(1,038)
Adjusted operating earnings, including 53rd week	7,694	2,771	45,772	38,102
53rd week	(1,968)	-	(1,968)	-
Adjusted operating earnings, excluding 53rd week	$5,726	$2,771	$43,804	$38,102

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings (loss) plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of its military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings (loss), cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings (Loss) from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

	13 Weeks and 11 Weeks Ended
	January 3, 2015			December 28, 2013
		Earnings			Earnings (Loss)
	Earnings	from continuing		Earnings	from continuing
	from	operations		(Loss) from	operations
(Unaudited)	continuing	per diluted		continuing	per diluted
(In thousands, except per share data)	operations	share		operations	share
Earnings (loss) from continuing operations	$12,037	$0.32		$(14,459)	$(0.48)
Adjustments, net of taxes:
Restructuring and asset impairment charges	3,869	0.10		9,091	0.30
Expenses related to merger transaction and integration	2,868	0.08		10,834	0.36
Stock compensation modifications	-	-		2,589	0.09
Pension settlement accounting	979	0.02	*	385	0.01
Gain on sale of assets	-	-		(644)	(0.02)
Debt extinguishment	-	-		3,428	0.11
Tax benefit related to change in state deferred tax rate	-	-		(2,418)	(0.08)
Unrecognized tax liability	-	-		595	0.02
Favorable settlement of unrecognized tax liability	(1,254)	(0.03)		-	-
Adjusted earnings from continuing operations, including 53rd week	18,499	$0.49		9,401	$0.31
53rd week	(2,022)	(0.05)		-	-
Adjusted earnings from continuing operations, excluding 53rd week	$16,477	$0.44		$9,401	$0.31

Weighted average diluted shares outstanding	37,628			30,087
* Includes rounding
	53 Weeks and 51 Weeks Ended
	January 3, 2015			December 28, 2013
		Earnings from			Earnings from
	Earnings	continuing		Earnings	continuing
	from	operations		from	operations
(Unaudited)	continuing	per diluted		continuing	per diluted
(In thousands, except per share data)	operations	share		operations	share
Earnings from continuing operations	$59,120	$1.57		$9,168	$0.39
Adjustments, net of taxes:
Restructuring and asset impairment charges	3,827	0.10		10,460	0.44
Expenses related to merger transaction and integration	7,867	0.21		15,179	0.64
Stock compensation modifications	-	-		2,589	0.11
Pension settlement accounting	979	0.02	*	385	0.02
Gain on sale of assets	-	-		(644)	(0.03)
Debt extinguishment	-	-		5,142	0.22
Tax benefit related to change in state deferred tax rate	-	-		(2,418)	(0.10)
Unrecognized tax liability	-	-		595	0.02	*
Favorable settlement of unrecognized tax liability	(1,849)	(0.05)		(244)	(0.01)
Adjusted earnings from continuing operations, including 53rd week	69,944	$1.85		40,212	$1.70
53rd week	(2,022)	(0.05)		-	-
Adjusted earnings from continuing operations, excluding 53rd week	$67,922	$1.80		$40,212	$1.70

Weighted average diluted shares outstanding	37,710			23,664
* Includes rounding

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that we define as earnings (loss) from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

We believe that adjusted earnings from continuing operations provide a meaningful representation of our operating performance for the Company. We consider adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of our military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. We believe that adjusted earnings from continuing operations provides useful information for our investors because it is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings (loss), cash flows from operating activities and other income or cash flow statement data. Our definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	January 3, 2015	December 28, 2013
Current maturities of long-term debt and capital lease obligations	$19,758	$7,345
Long-term debt and capital lease obligations	550,510	598,319
Total debt	570,268	605,664
Cash and cash equivalents	(6,443)	(9,216)
Total net long-term debt	$563,825	$596,448

Notes: Total net debt is a non-GAAP financial measure that is defined as long term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments.

Table 6: Reconciliation of Projected Earnings from Continuing Operations to

Projected Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited

	16 Weeks Ending April 25, 2015
	Earnings from Continuing Operations	Earnings from Continuing Operations Per Share
Earnings from continuing operations	$9,140	$0.24
Adjustments, net of taxes:
Restructuring and asset impairment	4,639	0.12
Merger integration expenses	1,415	0.04
Adjusted earnings from continuing operations	$15,194	$0.40

Table 7: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending January 2, 2016
	Low	High
Earnings from continuing operations	$1.56	$1.65
Adjustments, net of taxes:
Restructuring and asset impairment	0.08	0.08
Merger integration expenses	0.25	0.25
Adjusted earnings from continuing operations	$1.89	$1.98